UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Wynn Resorts, Limited

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

For Immediate Release

Wynn Resorts, Limited Urges Stockholders to

Vote in Favor of the Board’s Unbiased and Independent Nominees

John J. Hagenbuch and J. Edward Virtue are Objective and Independent Business Professionals With No Personal Agenda In Their Stewardship of Stockholder Interests

Ms. Elaine P. Wynn Has Failed to Address the Primary Issue of How Her Litigation with the Chairman Is Consistent with Her Duties as a Director and Fails to Acknowledge the Conflict Her Litigation Creates Within the Boardroom

Ms. Wynn Has Failed To Demonstrate That She Will Contribute to the Board as a Director

LAS VEGAS, April 20, 2015 – In connection with the 2015 Annual Meeting of Stockholders of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”, “Wynn” or “the Company”), scheduled for April 24, 2015, the Company today mailed a letter to its stockholders from Independent Presiding Director Robert J. Miller, who serves as Chair of the Board’s Nominating and Corporate Governance Committee.

The full text of the letter follows:

April 20, 2015

Dear Fellow Stockholders,

As Chair of the Wynn Resorts, Limited Nominating and Corporate Governance Committee, I have had the opportunity to speak with many of you directly over the past several weeks. Both Mr. Hagenbuch and Mr. Virtue, the Board’s independent nominees, have been made available in these conversations and they and I have met and spoken with many of our largest stockholders about the important work that lies ahead for your Board, and the skills, experience and objective perspectives that these two candidates bring to your Board. With the Wynn Resorts Annual Meeting of Stockholders quickly approaching, we urge all stockholders to vote FOR the Company’s two highly-qualified and independent nominees, Mr. John J. Hagenbuch and J. Mr. Edward Virtue, on the WHITE proxy card today, and urge stockholders NOT to return or otherwise vote Elaine P. Wynn’s gold proxy card.

Your vote matters and your Board believes that your interests as a stockholder of this Company are best served by the re-election of Messrs. Hagenbuch and Virtue. Ms. Wynn’s actions over the course of this proxy fight have clearly demonstrated why she is not suited to serve on the Board of Directors while pursuing her personal litigation agenda.

As stated in the Company’s definitive proxy statement, over the coming year, the Corporate Governance Committee will search for new independent director candidates and, upon identifying suitable director candidates, will increase the Board’s size accordingly. Further, the Corporate Governance Committee will prioritize women and diverse candidates in its search, and will name one or more diverse directors to the Board by the end of 2015.

MESSRS. HAGENBUCH AND VIRTUE BRING TO THE BOARD THE OUTSIDE

PERSPECTIVE AND EXPERIENCE THAT STOCKHOLDERS DESERVE AND, IN THE

BOARD’S VIEW, ARE THE MOST QUALIFIED CANDIDATES

Your Board’s Nominating and Corporate Governance Committee views John J. (Jay) Hagenbuch and J. Edward (Ted) Virtue as the most qualified director candidates to serve on the Wynn Resorts Board. Both candidates are independent and objective professionals who contribute meaningfully to the Board’s work on behalf of all stockholders. Mr. Hagenbuch and Mr. Virtue have a track record of using their diverse skills and experiences to bring fresh perspectives to the Board and, having each joined the Board in 2012, are each important participants in the Board’s strategy to refresh the Board’s composition and enhance its independence.

Messrs. Hagenbuch and Virtue Bring to the Board the Critical Skill Sets and Unique Perspectives That Are Essential to the Continuation of Wynn Resorts’ World-Class Operations. Wynn Resorts sets the standards for luxury and entertainment in the gaming industry. The Board of Directors functions to oversee the Company’s strategic initiatives to help ensure that the Company continues to perform and evolve in a highly competitive environment while maintaining the operational, regulatory and financial stability needed to protect stockholder value and enhance stockholder returns. Over the coming years, the Company needs strong financial vision and a unity of purpose as we bring the Wynn Resorts experience to the East Coast in the United States, finalize and open our premier resort in Cotai, and explore additional development opportunities. Your Board believes that Messrs. Hagenbuch and Virtue have the business acumen, financial expertise and commitment to the Company that are necessary for the Board to help properly guide the Company and promote continued first class operations throughout the Company.

Jay Hagenbuch Brings Extensive Real Estate, Land Development and International Investment Expertise to the Board. Mr. Hagenbuch has deep corporate strategy and financial expertise gained through more than three decades as a banker and private equity investor. As the Co-founder, Chairman and Chief Executive Officer of M&H Realty Partners and WestLand Capital Partners, two real estate investment firms, Mr. Hagenbuch has built a track record of successful real estate investment and land development and investment. These experiences allow Mr. Hagenbuch to contribute to the Board’s strategic oversight of Wynn’s pursuit of development opportunities in new geographies. In addition, having served as a partner of private equity firm Hellman & Friedman, and as an investment banker at Salomon Brothers, Mr. Hagenbuch possesses the extensive knowledge and experience in corporate finance and capital markets necessary to help guide the Company in today’s volatile financial environment.

Ted Virtue Brings Extensive Corporate Finance And Capital Markets Experience to the Board. As the Founder and Chief Executive Officer of MidOcean Partners, an alternative asset management firm, and the former Chief Executive Officer of DB Capital Partners, a captive merchant bank where he oversaw the bank’s $35 billion direct investment portfolio, Mr. Virtue possesses the financial acumen required to help oversee the Company’s financial strategy and its strategic investments around the globe. In addition, Mr. Virtue’s experiences as the former President of BT Alex. Brown Incorporated, Executive Vice President and Head of Global Finance at Bankers Trust and Senior Vice President at Drexel Burnham Lambert have equipped him with sophisticated and broad experience within the gaming industry as well as insights on capital markets issues faced by global resort and gaming companies.

MS. WYNN HAS FAILED TO ADDRESS THE PRIMARY ISSUE OF THE CONFLICTS

CREATED BY HER PERSONALLY MOTIVATED LITIGATION

Ms. Wynn has demonstrated that she has allowed her personal litigation goals to interfere with her role and responsibilities as a director. Instead of squarely addressing the key issue of whether her personally motivated litigation is consistent with her duties as a director and in the best interests of stockholders, Ms. Wynn has consistently avoided the issue.

As reflected by both the Company’s and Ms. Wynn’s own proxy materials, Ms. Wynn believes that it is she who should draw the lines as to when she is acting in her own interests and when she is subject to the standards and rules applicable to directors. As stated by Glass, Lewis & Co. (Glass Lewis), a leading independent proxy firm, in its analysis, “we believe the board successfully argues that [Ms. Wynn’s] actions over recent periods … indicate that Ms. Wynn’s interests as a significant shareholder and active litigant have increasingly taken priority over her fiduciary duties to all investors.”1

•	Ms. Wynn Has Litigation Pending Against the Chairman of the Board and CEO of Wynn Resorts, Steve Wynn. Despite stating in her proxy materials that it is her intention to remain a significant stockholder, the heart of that litigation is that Ms. Wynn wishes to be able to sell more than the $10 million worth of Company shares she is already permitted to sell annually. This litigation and its goals have interfered with productive board operations and the interests of the stockholders at large.

•	Ms. Wynn Has Involved the Company’s Independent Directors in Her Litigation, Making for an Unworkable Boardroom. Ms. Wynn recently served litigation discovery requests on Wynn Resorts’ independent directors seeking production of private board and committee deliberations in her personal litigation against the Company’s Chairman and CEO, which reinforces the view that Ms. Wynn’s interests as a significant stockholder and active litigant have increasingly taken priority over her fiduciary duties.

While Ms. Wynn initially attempted to suggest that this issue was only recently presented to her as being problematic, and she claimed the issue was “a ruse”2 during the publicly available, widely distributed “Proxy Talk” hosted by Glass Lewis, the Company’s proxy materials demonstrate that Ms. Wynn’s litigation has been a matter of concern and Board discussion since she initiated it in 2012, and has handicapped the Board’s ability to work in the best interests of stockholders for a number of years.

Your Board believes that stockholders are best represented by independent directors who do not have their own personal agendas and who work to serve the interests of all stockholders, and therefore recommends that you vote FOR Mr. Hagenbuch and Mr. Virtue on the Company’s WHITE proxy card.

[1]	Glass, Lewis & Co., LLC Proxy Paper re Wynn Resorts, Limited, April 10, 2015, page 13. Permission to use quotation was neither sought nor obtained.
[2]	Glass, Lewis & Co., LLC Proxy Talk with Elaine Wynn, April 10, 2015, available at http://www.glasslewis.com/assets/uploads/2015/04/2015-04-10-11.02-PROXY-TALK_-Wynn-Resorts.-Proxy-Contest-Discussion-With-Elaine-Wynn.mp3.

MS. WYNN HAS FAILED TO DEMONSTRATE THAT SHE CONTRIBUTES

MEANINGFULLY TO THE BOARD’S OPERATIONS

It is the independent directors’ view that Ms. Wynn does not add any skills or experience to the Board that are not already reflected in the skills and experience of the Company’s Chief Executive Officer, and that the operational contributions Ms. Wynn claims to make are more appropriately matters to be handled by the Company’s highly trained and professional staff, not by a non-employee director. While Ms. Wynn claims that she will be able to effectively represent other stockholders on the Board, she has not provided any example of doing so. As stated by Institutional Shareholder Services (ISS), an independent proxy advisory firm, “The public record of her tenure, however, offers no compelling evidence that shareholders would lose an iconoclastic, effective champion for better board accountability and governance practices if she were not returned to the board.”3

During Ms. Wynn’s “Proxy Talk” with Glass Lewis (after which Glass Lewis recommended stockholders vote FOR the Company’s nominees, and not for Ms. Wynn), Ms. Wynn did not cite any contributions she has made as a director, and instead made claims such as the following, none of which relate to the main functions of a director at a publicly traded company:

“I organized all of the grand opening parties which involved over 1,800 to 2,000 people, and that has been an ongoing role that I had throughout the property.”

“… everything from experiencing the different mattresses, doing the amenity programs, the private label lines of goods in the showers, the texture of the linens on the beds.”

In contrast to Ms. Wynn’s past service, Mr. Hagenbuch and Mr. Virtue have actively participated in the Board’s and Board Committees’ activities and provided independent perspectives on the Company’s financial and strategic initiatives. The Board believes that Mr. Hagenbuch and Mr. Virtue are best positioned to support and contribute to the Board’s work and represent the interests of all stockholders.

YOUR VOTE IS IMPORTANT -- VOTE THE WHITE CARD TODAY

The Board of Directors recommends that you vote FOR Mr. John J. Hagenbuch and Mr. J. Edward Virtue, the two director nominees named in the Company’s proxy statement, and on the other matters as recommended in the Company’s proxy statement. Please vote the WHITE proxy card or follow the directions on the WHITE proxy card to vote your shares.

Please do not vote “Withhold” on the WHITE proxy card, as a Withhold vote does not count in determining whether the Board’s nominees are elected.

The Board of Directors strongly urges you not to return or otherwise vote any GOLD proxy card sent to you by Ms. Wynn. If you have previously submitted a gold proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed WHITE proxy card. Only your last-dated proxy will count. Whether or not you plan to attend the Annual Meeting, you are encouraged to cast your vote as promptly as possible by following the instructions on the WHITE proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and your vote is therefore especially important.

Sincerely,

Robert J. Miller

Independent Presiding Director

Chairman, Nominating and Corporate Governance Committee

Wynn Resorts, Limited

[3]	ISS Proxy Advisory Services Report re Wynn Resorts, Limited, April 5, 2015, page 23. Permission to use quotation was neither sought nor obtained.

If you have questions or need assistance voting your shares, please contact Wynn Resorts, Limited’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll-Free: (877) 732-3619

Banks and Brokers Call Collect: (212) 269-5550

Email: wynn@dfking.com

ABOUT WYNN RESORTS

Wynn Resorts, Limited (Nasdaq: WYNN) is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn and Encore Macau is a destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 280,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

Contacts:

Investors	Media

Mark Strawn	Michael Weaver
Wynn Resorts	Wynn Resorts
(702) 770-7554	(702) 770-7501

Jordan Kovler	Joele Frank or Kelly Sullivan
D.F. King & Co., Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 493-6990	(212) 355-4449